1 Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement. This announcement is for information purposes only and does not constitute an invitation or solicitation of an offer to acquire, purchase or subscribe for securities or an invitation to enter into an agreement to do any such things, nor is it calculated to invite any offer to acquire, purchase or subscribe for any securities. Neither this announcement nor anything herein forms the basis for any contract or commitment whatsoever. Neither this announcement nor any copy hereof may be taken into or distributed in the United States. The securities referred to herein have not been and will not be registered under the U.S. Securities Act, or with any securities regulatory authority of any state of the United States or other jurisdiction and may not be offered or sold in the United States, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act, and applicable state or local securities laws. No public offer of securities is to be made in the United States. (incorporated in the Cayman Islands with limited liability) (Stock Code: 1128 and Debt Stock Codes: 5280, 40102, 40259, 40357, 5754, 5877) COMPLETION OF FULL REDEMPTION OF 2026 NOTES AND DELISTING OF 2026 NOTES USD1,000,000,000 5.500% Senior Notes due 2026 (Debt Stock Code: 40259) Reference is made to the announcement of Wynn Macau, Limited (the “Company”) dated 22 August 2025 in relation to the early redemption of the 2026 Notes (the “Announcement”). Unless otherwise defined, capitalized terms used in this announcement shall have the same meanings as ascribed to them in the Announcement. * for identification purpose only Exhibit 99.1

2 The Company announces that all outstanding 2026 Notes were redeemed in full on 3 September 2025 in accordance with the terms and conditions of the Indenture to the 2026 Notes. There are therefore no outstanding 2026 Notes. The Company has applied to The Stock Exchange of Hong Kong Limited to withdraw the listing of the 2026 Notes. Such withdrawal of listing is expected to become effective upon the close of business on 11 September 2025. By Order of the Board Wynn Macau, Limited Dr. Allan Zeman Chairman Hong Kong, 3 September 2025 As at the date of this announcement, the Board comprises Craig S. Billings and Frederic Jean-Luc Luvisutto (as Executive Directors); Linda Chen (as Executive Director and Vice Chairman); Ellen F. Whittemore and Julie M. Cameron-Doe (as Non-Executive Directors); Allan Zeman (as Independent Non-Executive Director and Chairman); and Lam Kin Fung Jeffrey, Bruce Rockowitz, Nicholas Sallnow-Smith and Leah Dawn Xiaowei Ye (as Independent Non-Executive Directors).